Exhibit 99.1

NEWS RELEASE

October 22, 2009

NCR announces third-quarter results

•	GAAP EPS from continuing operations of $0.09 per diluted share; non-GAAP EPS(1) from continuing operations of $0.19 per diluted share

•	Cash provided by operating activities of $51 million; total cash and cash equivalents of $419 million as of September 30, 2009

•	2009 pension cash funding requirement lower than previously anticipated

•	Company announces incremental 5 to 10 percent reduction in global workforce to further align cost structure

•	2010 visibility improving with modest growth and margin expansion expected; entertainment kiosk roll-out on track

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended September 30, 2009. Reported revenue of $1.14 billion decreased 18 percent from the third quarter of 2008 and included approximately 1 percentage point of negative impact from foreign currency translation.

NCR reported third-quarter income from continuing operations (attributable to NCR) of $15 million, or $0.09 per diluted share, compared to income from continuing operations (attributable to NCR) of $82 million or $0.49 per diluted share in the third quarter of 2008. Income from continuing operations in the third quarter of 2009 included a $17 million ($11 million after-tax) impairment charge related to an equity investment and a $6 million ($4 million after-tax) litigation charge, totaling $0.10 per diluted share. Income from continuing operations for the third quarter of 2008 included a $12 million charge ($10 million after-tax), or $0.06 per diluted share, resulting from organizational realignment activities. Excluding these items, non-GAAP income from continuing operations (1) in the third quarter of 2009 was $0.19 per diluted share compared to $0.55 per diluted share in the prior-year period.

“In the third quarter, financial services, and especially retail customer investments were negatively impacted by the global economic downturn in most geographies” said Bill Nuti, chairman and chief executive officer of NCR. “The willingness of customers to invest in the second quarter of 2009, which helped NCR deliver solid results in that quarter, did not spill over into the third quarter. That said, we were more encouraged by the conversations we were having with our customers about the fourth quarter and 2010, as well as our internal execution against our cost programs and strategic priorities. While we will take additional cost reduction actions to right size our enterprise, our early view is that 2010 will be a better year for NCR and for our customers, and should position NCR for moderate growth and margin expansion.”

Third-Quarter 2009 Highlights

Financial highlights - Year-over-year revenue comparisons were negatively impacted by global economic conditions and the resulting impact on the global financial services industry

-more-

and the retail and hospitality industries. Revenues declined 17 percent in the Americas region, primarily due to lower product sales to customers in the financial services industry and the retail and hospitality industries in the United States, the Caribbean, and Latin America. In the Europe/Middle East/Africa (EMEA) region, the revenue decline of 22 percent was primarily due to lower product sales to customers in financial services across the region. Product sales to the retail and hospitality industries also declined in EMEA, while revenue was also negatively impacted by 3 percent due to foreign currency translation. Revenues fell 10 percent in the Asia-Pacific/Japan (APJ) region due primarily to lower sales in the financial services industry. Revenue in APJ was positively impacted by 3 percent due to foreign currency translation.

Income from operations was $29 million in the third quarter of 2009, which included $41 million of pension expense. This compares to $100 million of income from operations in the third quarter of 2008, which included $5 million of pension expense and $12 million of costs related to organizational realignment activities. Excluding these items and pension expense, non-GAAP income from operations(2) was $70 million in the third quarter of 2009 compared to $117 million in the third quarter of 2008.

NCR generated $51 million of cash from operating activities during the third quarter of 2009 compared to $157 million in the year-ago period. Capital expenditures of $53 million in the third quarter of 2009 increased from the $37 million in capital expenditures in the year-ago period, primarily due to investments in the entertainment industry. NCR generated negative free cash flow of $2 million (cash from operations less capital expenditures)(3) in the third quarter of 2009, compared to free cash flow of $120 million in the third quarter of 2008. Operating cash flow for the third quarter of 2009 was negatively impacted by lower profitability and larger working capital improvements in the prior year period. NCR anticipates contributing approximately $100 million to its international and executive pension plans in 2009, lower than the previous estimate of $120 million.

Other expense was $24 million in the third quarter of 2009 compared to other income of $5 million in the prior year period. Other expense in the third quarter of 2009 included the $17 million ($11 million after-tax) impairment charge related to an equity investment and a $6 million ($4 million after-tax) litigation charge, as referenced above.

Income tax represented a benefit of $12 million in the third quarter of 2009 compared to income tax expense of $17 million in the third quarter of 2008. The income tax benefit in the third quarter of 2009 was due to the closure of certain audits and tax years in various jurisdictions. NCR expects its full year 2009 effective income tax rate to be approximately 20 percent.

NCR ended the quarter with $419 million in cash and cash equivalents, a $12 million increase from the $407 million balance as of June 30, 2009. As of September 30, 2009, NCR had a debt balance of $11 million.

Business highlights - In the third quarter of 2009, NCR began the seamless integration of its services business into its existing Industry Solutions Group operating model which is comprised of the Financial, Retail, Entertainment, Travel and Gaming, and Healthcare lines of business. In the third quarter, NCR also deployed its industry-leading self-service technologies across the entertainment, airline and retail markets and drove increased penetration of its core ATM solutions.

NCR further advanced its entertainment kiosk strategy during the third quarter and remains on track to roll out the first 2,500 DVD-rental kiosks by year end. In August, NCR and BIG Y, a grocery chain, reached an agreement under which NCR will deploy its Blockbuster Express™ DVD-rental kiosks in Big Y grocery stores throughout Massachusetts and Connecticut. Kiosks were up and running in early September in all Big Y locations. NCR also accelerated the deployment of Blockbuster Express™ DVD-rental kiosks in Publix Super Markets and expects to complete installation in most Florida-area Publix stores by November 1st. Installations have begun in select Publix stores in various other markets including Atlanta, GA; Savannah, GA; Birmingham, AL; Greenville, SC; and Charleston, SC.

US Airways became the first airline to deploy NCR’s TouchPort 80 self-service kiosk which supports passenger check-in at outdoor locations. A total of 54 TouchPort 80 kiosks will be deployed across 15 U.S. cities and St. Thomas (U.S. Virgin Islands). These NCR kiosks provide an easy and rapid curbside check-in option for airline passengers, who continue to demonstrate a growing preference for self-service technologies.

In the retail market, NCR completed its first U.S. convenience store deployment of self-service checkout at Quick Chek, an operator of over 120 stores throughout New Jersey and southern New York. Quick Chek is planning two more installations as part of its self-checkout pilot.

NCR continued to secure global market share for its core ATM solutions in key emerging markets. The State Bank of India (SBI) agreed to purchase 3,800 NCR ATMs, as well as a seven-year ATM services contract. NCR will undertake ATM deployment, site implementation services (SIS), second line maintenance (SLM) and managed services for SBI. The contract also results in the further penetration of NCR’s DVSS (Digital Video Surveillance Systems) technology.

2009 Outlook

NCR expects full-year 2009 revenues to be in the range of 12 to 14 percent lower on a constant currency basis compared with 2008. Based on average exchange rates for September, this would translate to reported revenue being down in the range of 14 to 16 percent for the year. Including the previously announced $60 million investment in the entertainment portfolio, the company expects its full-year 2009 Non-pension operating income (NPOI)(2) to be in the range of $270 million to $290 million and non-GAAP earnings from continuing operations to be in the range of $0.45 - $0.55 per diluted share(1) . The 2009 EPS guidance includes pension expense of $170 million, an increase of approximately $145 million compared to 2008. In addition, the company announced plans to reduce its global workforce by an incremental 5 to 10 percent by year-end 2009. “We are taking actions to further align our cost structure” said Mr. Nuti. “The reduction in our global workforce will result in additional structural efficiencies and position NCR for sustainable, long-term growth.”

	Revised 2009 Guidance	Prior 2009 Guidance
Year-over-year revenue (constant currency)	(12%) - (14%)	(5%) - (10%)

Non-pension operating income(2)	$270 - $290 million	$310 - $350 million

Diluted earnings per share (GAAP)	$0.36 - $0.46	$0.60 - $0.75

Diluted earnings per share (non-GAAP)(1)	$0.45 - $0.55	$0.60 - $0.75

2009 Third Quarter Earnings Conference Call

A conference call is scheduled today at 8:00 a.m. (EST) to discuss the company’s 2009 third-quarter results and guidance for full-year 2009. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s third quarter 2009 operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company and leader in automated teller machines, self-checkouts and other self- and assisted-service solutions, serving customers in more than 100 countries. NCR’s software, hardware, consulting and support services help organizations in retail, financial, entertainment, travel, healthcare and other industries interact with consumers across multiple channels.

# # #

NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Peter Tulupman

NCR Corporation

212.589.8415

peter.tulupman@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings from Continuing Operations GAAP to Non-GAAP Measures

	Q3 2009 Actual	Q3 2008 Actual	Revised 2009 Guidance
Diluted Earnings Per Share (GAAP)	$0.09	$0.49	$0.36-$0.46

Litigation charge	(0.03)	—	(0.03)
Organizational realignment costs, net	—	(0.06)	—
Impairment of equity investment	(0.07)	—	(0.10)
Fox River environmental matter	—	—	0.04

Diluted Earnings Per Share (non-GAAP)(1)	$0.19	$0.55	$0.45-$0.55

Free Cash Flow

	For the Periods Ended September 30
	(in millions)

	Three Months		Nine Months
	2009	2008	2009	2008
Cash provided by operating activities (GAAP)	$51	$157	$116	$307

Less capital expenditures for:
Expenditures for property, plant and equipment	(39)	(22)	(68)	(58)
Additions to capitalized software	(14)	(15)	(46)	(47)

Total capital expenditures	(53)	(37)	(114)	(105)

Free cash flow (non-GAAP)(3)	$(2)	$120	$2	$202

(1)	NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, the company believes that certain non-GAAP measures found in this release are useful for investors. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The segment results included in Schedule B and non-GAAP income from operations discussed in this earnings release exclude the impact of pension expense and certain items. Schedule B, included in this earnings release, reconciles total income from operations excluding pension expense and certain items to income from operations for the company. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors - This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, in particular current global economic conditions, could impact the ability of our customers to make capital expenditures, thereby affecting their ability to purchase our products, and consolidation in the financial services sector could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans, including potential impact from our transition from a business unit to functional organizational model; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months		Nine Months
	2009	2008	2009	2008
Revenue

Products	$541	$757	$1,539	$2,064
Services	594	622	1,728	1,830

Total revenue	1,135	1,379	3,267	3,894

Cost of products	433	560	1,226	1,513
Cost of services	478	509	1,404	1,525

Total gross margin	224	310	637	856
% of Revenue	19.7%	22.5%	19.5%	22.0%

Selling, general and administrative expenses	159	175	474	518
Research and development expenses	36	35	105	111

Income from operations	29	100	58	227
% of Revenue	2.6%	7.3%	1.8%	5.8%

Interest expense	—	6	10	17
Other expense (income), net	24	(5)	20	(16)

Total other expense, net	24	1	30	1

Income before income taxes and discontinued operations	5	99	28	226
% of Revenue	0.4%	7.2%	0.9%	5.8%

Income tax (benefit) expense	(12)	17	1	51

Income from continuing operations	17	82	27	175
Loss from discontinued operations, net of tax	—	(2)	—	(4)

Net income	17	80	$27	$171

Net income (loss) attributable to noncontrolling interests	2	—	$4	$(1)

Net income attributable to NCR	$15	$80	$23	$172

Amounts attributable to NCR common stockholders:
Income from continuing operations	$15	$82	$23	$176
Loss from discontinued operations, net of tax	—	(2)	—	(4)

Net income	$15	$80	$23	$172

Income per share attributable to NCR common stockholders:

Net income per common share from continuing operations

Basic	$0.09	$0.50	$0.14	$1.05

Diluted	$0.09	$0.49	$0.14	$1.03

Net income per common share

Basic	$0.09	$0.49	$0.14	$1.03

Diluted	$0.09	$0.48	$0.14	$1.01

Weighted average common shares outstanding
Basic	159.0	163.2	158.7	167.6
Diluted	160.2	166.2	159.8	170.6

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months			Nine Months
	2009	2008	% Change	2009	2008	% Change
Revenue by segment

Americas	$514	$620	(17)%	$1,478	$1,685	(12)%

EMEA	390	502	(22)%	1,160	1,508	(23)%

APJ	231	257	(10)%	629	701	(10)%

Consolidated revenue	$1,135	$1,379	(18)%	$3,267	$3,894	(16)%

Gross margin by segment
Americas	$103	$115		$283	$316
% of Revenue	20.0%	18.5%		19.1%	18.8%

EMEA	94	140		283	408
% of Revenue	24.1%	27.9%		24.4%	27.1%

APJ	50	69		138	172
% of Revenue	21.6%	26.8%		21.9%	24.5%

Total - segment gross margin	$247	$324		$704	$896

% of Revenue	21.8%	23.5%		21.5%	23.0%
Selling, general and administrative expenses	145	173		435	522
Research and development expenses	32	34		93	101

Non-GAAP income from operations	$70	$117		$176	$273

Pension expense	(41)	(5)		(118)	(18)

Other adjustments (1)	—	(12)		—	(28)

Income from operations	$29	$100		$58	$227

(1)

Other adjustments in 2008 includes $12 million of organizational realignment costs in the third quarter, $32 million of organizational realignment costs in the second quarter and a $16 million gain from the sale of a manufacturing facility in Canada in the first quarter.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	September 30 2009	June 30 2009	December 31 2008
Assets

Current assets
Cash and cash equivalents	$419	$407	$711
Accounts receivable, net	844	856	913
Inventories, net	708	691	692
Other current assets	270	285	241

Total current assets	2,241	2,239	2,557

Property, plant and equipment, net	345	315	308
Goodwill	89	88	84
Prepaid pension cost	230	168	251
Deferred income taxes	634	628	645
Other assets	365	381	410

Total assets	$3,904	$3,819	$4,255

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$—	$—	$301
Accounts payable	532	487	492
Payroll and benefits liabilities	137	143	210
Deferred service revenue and customer deposits	344	381	317
Other current liabilities	313	301	373

Total current liabilities	1,326	1,312	1,693

Long-term debt	11	7	7
Pension and indemnity plan liabilities	1,494	1,376	1,424
Postretirement and postemployment benefits liabilities	339	356	359
Deferred income taxes	10	9	9
Income tax accruals	144	158	155
Other liabilities	101	125	143

Total liabilities	3,425	3,343	3,790
Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at September 30, 2009, June 30, 2009 and December 31, 2008, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 159.2, 158.8, and 158.1 shares issued and outstanding at September 30, 2009, June 30, 2009, and December 31, 2008, respectively	2	2	2
Paid-in capital	263	262	248
Retained earnings	1,857	1,842	1,834
Accumulated other comprehensive loss	(1,672)	(1,655)	(1,644)

Total NCR stockholders’ equity	450	451	440
Noncontrolling interests in subsidiaries	29	25	25

Total stockholders’ equity	479	476	465

Total liabilities and stockholders’ equity	$3,904	$3,819	$4,255

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months		Nine Months
	2009	2008	2009	2008
Operating activities
Net income	$17	$80	$27	$171

Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	2	—	4
Depreciation and amortization	34	28	92	83
Stock-based compensation expense	(1)	10	11	30
Excess tax benefit from stock-based compensation	—	(1)	—	(2)
Deferred income taxes	(23)	8	(30)	29
Gain on sale of property, plant, and equipment	(3)	(1)	(5)	(28)
Impairment of Equity Investments	17	—	22	—
Changes in assets and liabilities:
Receivables	10	48	71	224
Inventories	(16)	24	(12)	6
Current payables and accrued expenses	28	(37)	(62)	(140)
Deferred service revenue and customer deposits	(37)	(47)	27	5
Employee severance and pension	15	(17)	40	(21)
Other assets and liabilities	10	60	(65)	(54)

Net cash provided by operating activities	51	157	116	307

Investing activities
Expenditures for property, plant and equipment	(39)	(22)	(68)	(58)
Proceeds from sales of property, plant and equipment	4	1	4	54
Additions to capitalized software	(14)	(15)	(46)	(47)
Other investing activities, business acquisitions and divestitures, net	—	(31)	(12)	(54)

Net cash used in investing activities	(49)	(67)	(122)	(105)

Financing activities
Purchase of Company common stock	—	(104)	(1)	(424)
Excess tax benefit from stock-based compensation	—	1	—	2
Short-term borrowings, net	—	(1)	—	—
Repayment of senior unsecured notes	—	—	(300)	—
Payments on revolving credit facility	—	—	(30)	—
Borrowings on revolving credit facility	—	—	30	—
Proceeds from employee stock plans	2	5	6	15

Net cash provided by (used in) financing activities	2	(99)	(295)	(407)

Cash Flows from discontinued operations
Net cash used in operating activities	—	(1)	—	(17)

Effect of exchange rate changes on cash and cash equivalents	8	(11)	9	3

Increase (decrease) in cash and cash equivalents	12	(21)	(292)	(219)
Cash and cash equivalents at beginning of period	407	754	711	952

Cash and cash equivalents at end of period	$419	$733	$419	$733